Exhibit 10.5

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of February 14, 2007, by and between Comerica Bank (“Bank”), Nanometrics Incorporated (“Borrower”), Accent Optical Technologies Nanometrics, Inc. (“Accent”) and Nanometrics IVS Division, Inc., (“IVS”, and with Accent, each individually a “Guarantor”, and together, collectively, jointly and severally “Guarantors”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

Each Guarantor is affiliated with Borrower and will derive direct and indirect benefits from Bank’s extension of credit to Borrower. Each Guarantor, in order to induce Bank to extend credit to Borrower, and in order to secure such Guarantor’s obligations to Bank under the Loan Documents, hereby agrees to enter into this Agreement.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, or such Alternative Currency as may be applicable hereunder from time to time, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances so long as the Outstanding Utilization does not exceed the lesser of (A) the Revolving Line, or (B) $7,500,000 plus the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires a U.S. Base Rate Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Requests for all Advances, other than U.S. Base Rate Advances, shall be made in accordance with the requirements of the Interest Rate Addendum and promptly confirmed by a Payment/Advance Form in substantially the form of

Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii) Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be subtracted from the Revolving Line, or the Borrowing Base, as applicable, in the same manner as U.S. Dollar Advances. If any term of in the letter of credit application on Bank’s standard form conflicts with this Agreement, this Agreement shall govern. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as U.S. Base Rate Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv) Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as U.S. Base Rate Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v) Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement (including but not limited to availability under the Revolving Line) and any other agreement that Borrower may enter into with Bank in connection with foreign exchange transactions (“Foreign Exchange Contracts”), Borrower may request Bank to enter into Foreign Exchange Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing Foreign Exchange Contracts for Borrower. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The Foreign Exchange Reserve Percentage shall be ten percent (10%). The aggregate FX Amount outstanding at any time may not exceed the Foreign Exchange Sublimit.

(vi) Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit, Credit Card Services, or Foreign Exchange Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services, or Foreign Exchange Contracts. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, or Foreign Exchange Contracts are outstanding or continue.

2.2 Overadvances. If at any time the Outstanding Utilization exceeds the lesser of (A) the Revolving Line, or (B) $7,500,000 plus the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Interest Rate Addendum.

(b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 3 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest for U.S. Base Rate Advances hereunder shall be due and payable on the first Business Day of each month during the term hereof. Interest for all other Advances shall be due and payable on the last day of the applicable interest period in the same currency such Advance was originally funded. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. In the event any charges related to Alternative Currency Advances, payable in an Alternative Currency, are made by Bank against the Revolving Line at any time, such charges will be made in an amount equal to the U.S. Dollar Equivalent as of the date of such charges.

(d) Repayment. The principal amount of each Advance other than U.S. Base Rate Advances shall be due and payable at the end of the interest period applicable to such Advance pursuant to the Interest Rate Addendum. Each Alternative Currency Advance shall be payable in the same currency such Advance was originally funded.

(e) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(f) Time. All payments by Borrower of principal of, or interest, or of fees, shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 1:00 p.m. (Eastern Time) in immediately available funds to Bank.

2.4 Crediting Payments. Prior to the occurrence and while no Event of Default is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default and while it is continuing, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Except as provided in the Interest Rate Addendum, whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Facility Fee. A fee equal to $10,000, which shall be nonrefundable and which Bank acknowledges receipt of prior to the Closing Date;

(b) Unused Revolving Line Fee. On the first Business Day of each month commencing on the first Business Day of the month following the Closing Date and until and on the Revolving Maturity Date, an unused revolving line commitment fee in an amount equal to 0.25% per annum times the result of (i) the Revolving Line, less (ii) the average daily outstanding balance for the aggregate U.S. Dollar Advances and the U.S. Dollar Equivalent of all Alternative Currency Advances during the Measurement Period. “Measurement Period” means the period from the first day of the previous month (or from the Closing Date if the Closing Date occurred in such previous month or from the first day of the month in which the Revolving Maturity Date occurs if they fee is being paid on the Revolving Maturity Date) through the last day of the previous month (or through the Revolving Maturity Date if the fee is being paid on the Revolving Maturity Date).

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) an officer’s certificate of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the execution and delivery of the Guaranty by such Guarantor;

(d) a financing statement (Form UCC-1) for Borrower and each Guarantor;

(e) the Guarantees;

(f) the Stock Pledge Agreement;

(g) agreement to provide insurance;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5;

(i) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(j) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(k) current financial statements, including audited statements for Borrower’s most recently ended fiscal year for which audited financial statements are available, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended fiscal quarter in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(l) current Compliance Certificate in accordance with Section 6.2;

(m) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of a request for such Advance and the Payment/Advance Form as provided in Section 2.1 and the Interest Rate Addendum; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower and each Guarantor grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower and each Guarantor of each of its respective covenants and duties under the Loan Documents (i.e., the Collateral of each Guarantor secures its Obligations under its Guaranty). Except as set forth in the Schedule and except for the Permitted Liens, such security interest constitutes a valid, security interest in the presently existing Collateral, and will constitute a valid security interest in later-acquired Collateral (and shall constitute a first priority perfected security interest to the extent that a security interest therein may be perfected by the filing of a financing statement with the Delaware Secretary of State). Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Notwithstanding anything to the contrary herein, the term “Collateral” shall not include any rights or interest in any personal property (including Equipment) to the extent that: (i) such personal property constitutes collateral for Permitted Indebtedness and (ii) under the terms of the applicable loan agreement, lease, or other contract with respect thereto, the valid grant of a security interest or lien therein to Bank is prohibited under the terms of such loan agreement, lease, or other contract (including where the violation of any such prohibition would result in the termination of the applicable contract) and such prohibition has not been or is not waived or the consent of the other party to such loan agreement, lease, or other contract has not been obtained. Bank agrees to execute any UCC termination statements or other instruments necessary to release its security interest with respect to any such personal property or equipment financed by a third party.

4.2 Perfection of Security Interest. Borrower and each Guarantor authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower or such Guarantor of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower or such Guarantor is an organization, the type of organization and any organizational identification number issued to Borrower or such Guarantor, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower or any Guarantor, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower and each Guarantor shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower and each Guarantor shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower or Guarantors shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower and Guarantors will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower or Guarantors from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower and each Guarantor authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or such Guarantor or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s or any Guarantor’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s or such Guarantor’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s and Guarantors’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles/Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except (i) as set forth in the Schedule, (ii) for inventory in transit or located at customer sites or contract manufacturers in the ordinary course of Borrower’s business, (iii) service inventory in an amount not exceeding $500,000 at any time, and (iv) as permitted under Section 7.10 with respect to moving Inventory and Equipment to new locations, all Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule and as permitted by Section 6.7, none of the Collateral consisting of deposit accounts or investment property is maintained with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for (i) licenses granted by Borrower in the ordinary course of business, and (ii) jointly-developed Intellectual Property that is co-owned with other parties. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or as disclosed to Bank pursuant to Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name as of the Closing Date is as set forth in the first paragraph of this Agreement. Except as disclosed to Bank pursuant to Section 7.2, chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule and in Borrower’s filings with the Securities and Exchange Commission, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule or where any prohibition or restriction would not be effective to prevent the granting of a security interest under applicable law, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower’s State of Organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) as soon as available, but in any event within 50 days after the end of each calendar quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, Form 10-Q filed with the Securities and Exchange Commission and a customer detail list report, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 100 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, along with copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K filed with the Securities and Exchange Commission; (iii) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (iv) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (v) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a) Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of domestic accounts receivable and accounts payable and with the Borrower’s domestic cash position as of such month’s end, provided that, the deliveries under this Section 6.2(a) shall be delivered to Bank within 25 days after the last day of each calendar month after December 31, 2007.

(b) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis (including email of electronic links to documents filed with the Securities and Exchange Commission) any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date or as Borrower shall otherwise notify Bank from time to time. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $250,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Borrower shall maintain all domestic depository and operating accounts with Bank at all times after the date that is 5 months after the Closing Date for lockbox accounts, and 45 days after the Closing Date for all other domestic depository and operating accounts. At all times as of the Closing Date, Borrower shall maintain the lesser of (i) $20,000,000 or 75% of the outstanding balances of its investment accounts with Bank.

6.7 Financial Covenants. As of the last day of each fiscal month, Borrower shall maintain the following financial ratios and covenants:

(a) Minimum Liquidity Ratio. A ratio of Cash plus Eligible Accounts to all Indebtedness to Bank of at least 1.50 to 1.00, where Cash in the numerator of such ratio shall be no less than $5,000,000 at any time that the Outstanding Utilization exceeds 50% of the Revolving Line; provided, that, this covenant shall be effective only at such times as any Credit Extension is outstanding.

(b) Tangible Net Worth Plus Subordinated Debt. A Tangible Net Worth plus Subordinated Debt of not less than $80,000,000, provided, that, such requirement shall increase cumulatively each quarter by the sum of (i) 50% of the Profitability for such quarter and (ii) 75% of any New Equity for such quarter.

6.8 Registration of Intellectual Property Rights

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(c) Except to the extent that Borrower, in its reasonable business judgment, deems it appropriate not to do so, Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public.

6.9 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower’s State of Organization or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without prompt written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (ii) such transactions do not result in a Change in Control, and (iii) Borrower is the surviving entity (if the transaction is a merger involving Borrower).

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property (including the Intellectual Property), or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property (including the Intellectual Property), except with respect to (a) specific property serving as collateral for Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a Transfer permitted by Section 7.1, (b) restrictions by reason of customary provisions restricting Liens contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (c) restrictions and conditions, applicable to any Subsidiary or property acquired after the date hereof, if such restrictions and conditions existed at the time such Subsidiary or property was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock other than (i) a dividend payable solely in shares of capital stock; (ii) payments of cash in lieu of fractional shares upon conversion of convertible securities or upon any stock dividend, stock split or combination or business combination; (iii) acquisitions of capital stock of Borrower, solely by issuance of capital stock, in connection with either (A) the exercise of stock options or warrants by way of cashless exercise, or (B) in connection with the satisfaction of withholding tax obligations related to the exercise of stock options; (iv) redeem, retire or purchase capital stock of Borrower from any officer, director, employee or consultant of Borrower or its Subsidiaries upon the resignation, termination, or death of such officer, director, employee or consultant in an aggregate amount not to exceed $250,000 in the aggregate in any fiscal year; and (v) in connection with any transaction not prohibited by Section 7.3, Borrower or any of its Subsidiaries may, (A) receive or accept the return of capital stock of Borrower constituting a portion of the purchase price in settlement of indemnification claims, or (B) make payments or distributions to dissenting stockholders pursuant to applicable law provided, that, none of the foregoing shall be permitted if an Event of Default exists prior to or would exist immediately after any such transaction.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain any deposit account or securities account in the United States with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness that impose restrictions solely with respect to the property so acquired or leased pursuant to such agreements, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or capital stock not otherwise prohibited under this Agreement, and (iv) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case mandatory and imposed by a governmental authority.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than a Subsidiary) except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower; and (iii) compensation arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision adversely affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Except with respect to inventory in transit, at a customer location or at a contract manufacturer, store the Inventory or the Equipment with a value in excess of $250,000, with a bailee, warehouseman, or similar third party located unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business or that is located at the locations specified in the previous sentence and except for such other locations as Bank may approve in writing or locations outside the United States, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower and Guarantors under this Agreement:

8.1 Payment Default. If Borrower fails to pay any principal or interest within three days of when due or any other the Obligations within 30 days of receipt of an invoice therefor;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2, 6.5, 6.6 or 6.7 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Intentionally Omitted.

8.4 Material Adverse Change. If there is a material impairment in the prospect of repayment of any portion of the Obligations or a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such court order has not been released within 10 days, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets and such lien or encumbrance has not been released within 10 days, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid or disputed within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $1,000,000;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any Guaranty ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty, the Stock Pledge Agreement or this Agreement (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.2 through 8.10 occur with respect to any Guarantor, or if the representations and warranties made with respect to Borrower in Article 5 are not true with respect to any Guarantor, or if any Guarantor fails to comply with Sections 6.1, 6.3 through 6.6, 6.8 through 6.10, and 7.1 through 7.11, to the fullest extent possible as if it were the Borrower thereunder.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i) Bank may credit bid and purchase at any public sale;

(j) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower or a Guarantor:	Nanometrics Incorporated
1550 Buckeye Drive
Milpitas, CA 95035
Attn: Chief Financial Officer
FAX: (408) 232-5910

If to Bank:	Comerica Bank
75 East Trimble Road
Mail Code 4770
San Jose, CA 95131
Attn: Manager
FAX: (408) 556-5091

with a copy to:	Comerica Bank
Technology and Life Sciences Division
226 Airport Parkway, M/C4120
San Jose, CA 95110
Attn: Stephanie R. Karic
FAX: (408) 451-8568

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

11.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each party hereto hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.

11.2 JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED LOAN DOCUMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

11.3 JUDICIAL REFERENCE PROVISION.

(a) In the event the Jury Trial Waiver set forth in Section 11.2 is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or other Loan Document or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j) THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR OTHER LOAN DOCUMENTS OR THE OTHER COMERICA DOCUMENTS.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower or any Guarantor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower or any Guarantor to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower and each Guarantor shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement except for obligations, demands, claims, and liabilities caused by Bank’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank, Borrower and Guarantors whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses or Bank Expenses caused by Bank’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower and Guarantors to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in this Agreement shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower or any Guarantor, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and Guarantors and have delivered a copy to Borrower and Guarantors, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:		BANK:

NANOMETRICS INCORPORATED		COMERICA BANK

/s/ Douglas J. McCutcheon		/s/ Stephanie Karic
By:	Douglas J. McCutcheon	By:	Stephanie Karic
Title:	Chief Financial Officer	Title:	Vice President

GUARANTORS:

ACCENT OPTICAL TECHNOLOGIES NANOMETRICS, INC.

/s/ Douglas J. McCutcheon
By:	Douglas J. McCutcheon
Title:	Secretary

NANOMETRICS IVS DIVISION, INC.

/s/ Douglas J. McCutcheon
By:	Douglas J. McCutcheon
Title:	Secretary

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower of any Guarantor arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower or any Guarantor and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower or any Guarantor and Borrower’s and Guarantor’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line including U.S. Dollar Advances and Alternative Currency Advances.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Alternative Currency” shall mean Euro, Korean Won, or Japanese Yen which is requested by Borrower in accordance with the terms of the Loan Agreement as the currency in which an Alternative Currency Advance requested is to be made.

“Alternative Currency Advance” shall mean any Advance made under the Loan Agreement in an Alternative Currency.

“Applicable Interest Rate” shall have the meaning set forth in the Interest Rate Addendum.

“Approved Foreign Accounts” means Accounts that are not Eligible Foreign Accounts and with respect to which the account debtor is listed on the Schedule.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Books” means all of a Person’s books and records including: ledgers; records concerning such Person’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business in California and if related to an Alternative Currency determination, a day on which commercial banks are open in the relevant interbank market for such Alternative Currency transactions.

“Capitalized Expenditures” means current period cash expenditures that are amortized over a period of time in accordance with GAAP.

“Cash” means domestic unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) exceeds 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

“Collateral States” means California, Massachusetts and Oregon.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed $100,000.

“Credit Extension” means each Advance, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s or any Guarantor’s business that comply with all of Borrower’s and Guarantors’ representations and warranties to Bank set forth in Section 5.3; provided, that Bank may change the standards of eligibility by giving Borrower 30 days prior written notice. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)	Accounts that the account debtor has failed to pay in full within 90 days of invoice date;

(b)	Credit balances over 90 days;

(c)	Accounts with respect to an account debtor, 25% of whose Accounts the account debtor has failed to pay within 90 days of invoice date;

(d)	Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower and Guarantors exceed 20% of all Accounts (except that such limitation shall not be applicable with respect to Accounts with respect to which the account debtor is either Samsung or Applied Materials), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(e)	Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for (i) Eligible Foreign Accounts, and (ii) Approved Foreign Accounts up to $3,000,000 in the aggregate;

(f)	Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(g)	Accounts with respect to which Borrower or any Guarantor is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or such Guarantor, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower or such Guarantor;

(h)	Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(i)	Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower or any Guarantor;

(j)	Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower or a Guarantor for the performance of services or delivery of goods which Borrower or such Guarantor has not yet performed or delivered;

(k)	Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l)	Accounts the collection of which Bank reasonably determines after inquiry and consultation with Borrower to be doubtful; and

(m)	Retentions and hold-backs.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are (i) supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) insured by the Export Import Bank of the United States, (iii) generated by an account debtor with its principal place of business in Canada, provided that the Bank has perfected its security interest in the appropriate Canadian province, or (iv) approved by Bank on a case-by-case basis. All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Euro” or “Euros” means the Euro, as established pursuant to the Treaty Establishing the European Economic Community, as amended by the Treaty on the European Union (the “Maastrict Treaty”) and freely transferable and convertible into U.S. Dollars in the offshore exchange market.

“Event of Default” has the meaning assigned in Article 8.

“Foreign Exchange Sublimit” means a sublimit for Foreign Exchange Contracts under the Revolving Line not to exceed $5,000,000.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Guarantor” shall have the meaning set forth in the recitals to this Agreement.

“Guaranty” means an Unconditional Guaranty dated as of even date herewith executed by a Guarantor in favor of Bank in form and substance acceptable to Bank.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e) all obligations arising under the Letter of Credit Sublimit, Credit Card Services Sublimit and Foreign Exchange Sublimit, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property “ means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)	Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Rate Addendum” the Interest Rates Addendum to Loan and Security Agreement attached thereto as Exhibit F.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed $2,000,000.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s and Guarantors’ present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s and Guarantors’ Books relating to any of the foregoing.

“New Equity” means cash proceeds received after the Closing Date from the sale or issuance of Borrower’s equity securities or Subordinated Debt.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower or any Guarantor pursuant to this Agreement, the Guaranties, or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Outstanding Utilization” means the sum of all U.S. Dollar Advances, plus the U.S. Dollar Equivalent of all Alternative Currency Advances, plus amounts outstanding under the Letter of Credit Sublimit and the Credit Card Services Sublimit plus the FX Amount.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)	Indebtedness not to exceed $500,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Indebtedness of Borrower to any Subsidiary, Indebtedness of any Guarantor to Borrower or another Guarantor, Indebtedness of any non-Guarantor Subsidiary to any other non-Guarantor Subsidiary, and Indebtedness of any non-Guarantor Subsidiary to Borrower or a Guarantor to the extent permitted under clause (e) of the definition of Permitted Investments;

(e)	Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $1,000,000 in the aggregate outstanding at any time;

(f)	Subordinated Debt;

(g)	Indebtedness to trade creditors incurred in the ordinary course of business; and

(h)	Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)	Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein, (iv) money market funds; and (v) other Investments set forth in Borrower’s investment policy which has been approved by Bank;

(c)	Investments accepted in connection with Permitted Transfers;

(d)	Investments of Subsidiaries in or to Guarantors or Borrower, Investments by Borrower in Guarantors, and Investments by Borrower or Guarantors in non-Guarantor Subsidiaries;

(e)	Investments consisting of travel advances and other short-term advances to employees in the ordinary course of business; and Investments not to exceed $100,000 in the aggregate in any fiscal year consisting of employee relocation loans and loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(h)	Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $1,000,000 in the aggregate in any fiscal year.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)	Liens securing Indebtedness (including capital leases) not to exceed $5,000,000 in the aggregate (i) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9;

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)	worn-out, obsolete or unneeded Equipment;

(d)	Transfers in connection with transactions permitted by the other provisions of Article 7;

(e)	Transfers consisting of payments made by Borrower in the ordinary course of business; or

(f)	other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $500,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Profitability” means net income in accordance with GAAP.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Line” means a Credit Extension of up to $15,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit the Credit Card Services Sublimit and the Foreign Exchange Sublimit).

“Revolving Maturity Date” means February 14, 2009.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Person’s State of Organization and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement, executed as of even date herewith by Borrower and Guarantors in favor of Bank in form and substance acceptable to Bank.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Borrower and its Subsidiaries minus amortization, intangible assets and good will, determined in accordance with GAAP.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event, to the extent not already included, all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“U.S. Base Rate” shall have the meaning set forth in the Interest Rate Addendum.

“U.S. Base Rate Advance” shall mean any U.S. Dollar Advance made to Borrower bearing interest at the U.S. Base Rate.

“U.S. Dollars”, “U.S. $” and the sign “$” shall mean lawful money of the United States of America.

“U.S. Dollar Advance” shall mean any Advance made to Borrower in U.S. Dollars.

“U.S. Dollar Equivalent” shall mean, as of any date, with respect to any Alternative Currency Advance, the amount of U.S. Dollars which is equivalent to the then outstanding principal amount of such Alternative Currency Advance at the most favorable spot exchange rate determined by Bank to be available to Bank for the sale of U.S. Dollars for such Alternative Currency at the relevant time.

DEBTORS:	NANOMETRICS INCORPORATED
ACCENT OPTICAL TECHNOLOGIES NANOMETRICS, INC.
NANOMETRICS IVS DIVISION, INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include (i) any intellectual property, including copyrights, patents, trademarks, servicemarks and applications therefor, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”) (ii) property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (iii) property in which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iv) capital stock exceeding 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower or any Guarantor of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Exhibit C

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 3:00* P.M, P.S.T.

DEADLINE FOR WIRE TRANSFERS IS 1.30 P.M, P.S.T.

FOREIGN CURRENCY AND LIBOR ADVANCES

ARE SUBJECT TO NOTICE REQUIREMENTS AS SET FORTH IN THE INTEREST RATE ADDENDUM

*At month end and the day before a holiday, the cut off time is 1:30 P.M., P.S.T.

TO: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	Nanometrics, Inc.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:
Authorized Signer’s Name

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS (Include Type of Interest and Interest Period if Applicable):		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)        YES        NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS		Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name

*Beneficiary Account Number

*Beneficiary Address

*Currency Type

*ABA Routing Number (9 Digits)

*Receiving Institution Name

*Receiving Institution Address

*Wire Amount	$

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: Nanometrics Incorporated		Bank:	Comerica Bank
			Technology & Life Sciences Division
Commitment Amount:	$15,000,000		Loan Analysis Department
			Five Palo Alto Square, Suite 800
			3000 El Camino Real
			Palo Alto, CA 94306
			Phone: (650) 846-6820
			Fax: (650) 846-6840

ACCOUNTS RECEIVABLE
1	Accounts Receivable Book Value as of
2	Additions (please explain on reverse)
3	TOTAL ACCOUNTS RECEIVABLE AS OF			$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
2.	Amounts over 90 days	$
3.	Credit Balances over 90 days	$
4.	Balance of 25% over 90 days	$
5.	Concentration limits 20%	$
6.	Foreign Accounts (not Eligible or Approved)	$
7.	Government Accounts	$
8.	Contra Accounts	$
9.	Promotion or Demo Accounts	$
10.	Intercompany/Employee Accounts	$
11.	Unbilled / Goods or Services Undelivered	$
12.	Disputed Accounts	$
13.	Approved Foreign Accounts (in excess of $3,000,000)	$
14.	Other (please explain below)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$
16.	Eligible Accounts (#1-#15)	$
17.	LOAN VALUE OF ACCOUNTS RECEIVABLE (80% of #16)			$

BALANCES
18.	Maximum Loan Amount		$15,000,000
19.	Total Funds Available (lesser of (a) #18 or (b) #17 +$7,500,000)			$
20.	Outstanding under Sublimits (L/C, CCS , and FES)			$
21.	Present balance outstanding on Line of Credit			$
22.	Reserve Position (#19 minus #20 and #21)			$

LIQUIDITY
23.	Total domestic Cash and Cash Equivalents			$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan Agreement between the undersigned and Comerica Bank.

Comments:

BANK USE ONLY

Rec’d By:
Date:
Reviewed By:
Date:

Authorized Signer

EXHIBIT E

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:		Comerica Bank
Technology & Life Sciences Division
Loan Analysis Department
Five Palo Alto Square, Suite 800
3000 El Camino Real
Palo Alto, CA 94306
Phone: (650) 846-6820
Fax: (650) 846-6840
FROM:	Nanometrics Incorporated

The undersigned authorized Officer of Nanometrics, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANTS	REQUIRED			COMPLIES
Consolidated F/S, Customer Detail Report	Quarterly, within 50 days			YES	NO
Compliance Certificate	Monthly, within 30 days*			YES	NO
CPA Audited, Unqualified F/S	Annually, within 100 days of FYE			YES	NO
A/R Aging	Monthly, within 30 days*			YES	NO
A/P Aging	Monthly, within 30 days*			YES	NO
Borrowing Base Certificate	Monthly, within 30 days*			YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)			YES	NO
10-K	Annually, within 5 days of SEC filing (100 days)			YES	NO

FINANCIAL COVENANTS	REQUIRED		ACTUAL	COMPLIES
TO BE TESTED MONTHLY, UNLESS OTHERWISE NOTED:

Minimum Liquidity Ratio**	1.50:1.00		:1.00	YES	NO
Domesic Unrestricted Cash & Cash Equivalents		$		YES	NO
Minimum TNW Plus Subordinated Debt	$80,000,000	$		YES	NO

*	25 days for each month after December 31, 2007.
**

Minimum Liquidity Ratio defined as Domestic Unrestricted Cash and Cash Equivalents plus Eligible Accounts Receivable divided by all outstanding Indebtedness to Bank. When utilization of the credit facility exceeds 50%, the minumum domestic Unrestricted Cash and Cash Equivalents in the numerator should be no less than $5,000,000.

Please Enter Below Comments Regarding Covenant Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

BANK USE ONLY

Authorized Signer	Rec’d by:
Date:
Name:	Reviewed by:
Date:
Financial Compliance Status: YES / NO
Title:

Exhibit F

Interest Rate

Addendum To Loan and Security Agreement

This Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of this 14th day of February 2007, by and between Comerica Bank (“Bank”), Nanometrics, Inc. (“Borrower”), Accent Optical Technologies Nanometrics Inc. (“Accent”), and Nanometrics IVS Inc. (“IVS”, and with Accent, each individually a “Guarantor”, and together, collectively, jointly and severally “Guarantors”). This Addendum supplements the terms of the Loan and Security Agreement of even date herewith.

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

a. Advance. As used herein, “Advance” means a borrowing requested by Borrower and made by Bank under the Loan Agreement, including a U.S. Dollar Advance and an Alternative Currency Advance.

b. Alternative Currency Advance. As used herein, “Alternative Currency Advance” shall mean any Advance made under the Loan Agreement in an Alternative Currency.

c. Alternative Currency. As used herein, “Alternative Currency” shall mean Euro, Korean Won, or Japanese Yen which is requested by Borrower in accordance with the terms of the Loan Agreement as the currency in which an Alternative Currency Advance requested is to be made.

d. Applicable Interest Rate. As used herein, “Applicable Interest Rate” shall mean (i) with respect to U.S. Dollar Advances, as elected by Borrower, either the U.S. LIBOR Rate, or U.S. Base Rate, (ii) with respect to Euro Advances, the Euro Rate, (iii) with respect to Won Advances, as elected by Borrower, either the SIBOR Rate, or the TIBOR Rate, and (iv) with respect to Yen Advances, the TIBOR Rate;

e. Business Day. As used herein, “Business Day” shall mean any day on which commercial banks are open for domestic and international business in California and if related to an Alternative Currency determination, a day on which commercial banks are open in the relevant interbank market for such Alternative Currency transactions.

f. Euro Advance. As used herein, “Euro Advance” shall mean any Advance made under the Loan Agreement to Borrower in Euros and which bears interest at the Euro Rate.

g. Euro Rate. As used herein, “Euro Rate” shall have the meaning set forth in Section 2(b) of this Agreement.

h. Euro. As used herein, “Euro” or “Euros” means the Euro, as established pursuant to the Treaty Establishing the European Economic Community, as amended by the Treaty on the European Union (the “Maastrict Treaty”) and freely transferable and convertible into U.S. Dollars in the offshore exchange market.

i. Interest Period. As used herein, “Interest Period” means, with respect to any Advance that is not a U.S. Base Rate Advance:

(1)	initially, the period commencing on, as the case may be, the date the Advance is made (or, in the case of a U.S. Dollar Advance only, the date on which such Advance is converted to a U.S. LIBOR Advance), and continuing for, in every case, a 30, 60 or 90 day period one thereafter so long as the Applicable Interest Rate is quoted for such period in the applicable interbank market, as such period is selected by Borrower as provided in the Loan Agreement or in this Addendum; and

(2)	thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Advance and continuing for, in every case, a 30, 60 or 90 day period thereafter so long as the Applicable Interest Rate is quoted for such period in the applicable interbank market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

(3)	notwithstanding the foregoing, (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, provided, that, if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the preceding Business Day, and (ii) no Interest Period shall extend beyond the Maturity Date.

j. Japanese Yen. As used herein, “Japanese Yen” means Japanese Yen freely transferable and convertible into U.S. Dollars in the offshore exchange market.

k. Korean Won. As used herein, “Korean Won” means Korean Won freely transferable and convertible into U.S. Dollars in the offshore exchange market.

l. LIBOR. As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(1)	“Base LIBOR” means (i) with respect to U.S. LIBOR Advances, the rate per annum determined by Bank at which deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant U.S. LIBOR Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such Interest Period, and (ii) with respect to Euro Advances, the rate per annum determined by Bank at which deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant Euro Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. Eastern Time, on the day that is two Business Days prior to the first day of such Interest Period, provided, that, if the applicable market is closed at the time of such determination, and in the event of a rate increase in excess of 0.25% between the time of such determination and the beginning of the next Business Day of such inter-bank LIBOR market, the amount of such rate increase shall be added to the rate per annum initially determined by Bank.

(2)	“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

m. Loan Agreement. As used herein, “Loan Agreement” means the Loan and Security Agreement of even date herewith.

n. Regulation D. As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

o. Regulatory Development. As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

p. SIBOR. As used herein, “SIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

SIBOR =	Base SIBOR
100% - SIBOR Reserve Percentage

(1)	“Base SIBOR” means the rate per annum determined by Bank at which deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant Alternative Currency Advance in the inter-bank SIBOR market selected by Bank, upon request of Bank at 10:00 a.m. Eastern Time, on the day that is two Business Days prior to the first day of such Interest Period, provided, that, if the applicable market is closed at the time of such determination, and in the event of a rate increase in excess of 0.25% between the time of such determination and the beginning of the next Business Day of such inter-bank SIBOR market, the amount of such rate increase shall be added to the rate per annum initially determined by Bank.

(2)	“SIBOR Reserve Percentage” means the full reserve requirement percentage specified by the central bank or other regulatory authorities that Bank determines would govern Bank with respect to its funding all or any portion of the applicable Alternative Currency Advance at the SIBOR Rate (as adjusted by Bank for expected changes in such reserve percentage during the applicable Interest Period, and including, without limitation, any special supplemental, marginal, emergency and other reserves determined by the Bank, in its sole discretion, to be applicable).

q. SIBOR Rate. As used herein, “SIBOR Rate” shall have the meaning set forth in Section 2(c)(2) of this Agreement.

r. TIBOR. As used herein, “TIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

TIBOR =	Base TIBOR
100% - TIBOR Reserve Percentage

(1)	“Base TIBOR” means the rate per annum determined by Bank at which deposits for the relevant Interest Period would be offered to Bank in the approximate amount of the relevant Alternative Currency Advance in the inter-bank TIBOR market selected by Bank, upon request of Bank at 10:00 a.m. Eastern Time, on the day that is two Business Days prior to the first day of such Interest Period, provided, that, if the applicable market is closed at the time of such determination, and in the event of a rate increase in excess of 0.25% between the time of such determination and the beginning of the next Business Day of such inter-bank TIBOR market, the amount of such rate increase shall be added to the rate per annum initially determined by Bank.

(2)

“TIBOR Reserve Percentage” means the full reserve requirement percentage specified by the central bank or other regulatory authorities that Bank determines would govern Bank with respect to its funding all or any portion of the applicable Alternative Currency

Advance at the TIBOR Rate (as adjusted by Bank for expected changes in such reserve percentage during the applicable Interest Period, and including, without limitation, any special supplemental, marginal, emergency and other reserves determined by the Bank, in its sole discretion, to be applicable).

s. TIBOR Rate. As used herein, “TIBOR Rate” shall have the meaning set forth in Section 2(c)(1) of this Agreement.

t. U.S. Base Rate Advance. As used herein “U.S. Base Rate Advance” shall mean any U.S. Dollar Advance made to Borrower bearing interest at the U.S. Base Rate.

u. U.S. Base Rate. As used herein, “U.S. Base Rate” shall have the meaning set forth in Section 2(a)(2) of this Agreement.

v. U.S. Dollar Advance. As used herein “U.S. Dollar Advance” shall mean any Advance made to Borrower in U.S. Dollars.

w. U.S. Dollar Equivalent. As used herein, “U.S. Dollar Equivalent” shall mean, as of any date, with respect to any Alternative Currency Advance, the amount of U.S. Dollars which is equivalent to the then outstanding principal amount of such Alternative Currency Advance at the most favorable spot exchange rate determined by Bank to be available to Bank for the sale of U.S. Dollars for such Alternative Currency at the relevant time.

x. U.S. LIBOR Advance. As used herein “U.S. LIBOR Advance” shall mean any U.S. Dollar Advance made to Borrower bearing interest at the U.S. LIBOR Rate.

y. U.S. LIBOR Rate. As used herein, “U.S. LIBOR Rate” shall have the meaning set forth in Section 2(a)(1) of this Agreement.

z. Won Advance. As used herein, “Won Advance” shall mean any Advance made to Borrower in Korean Won.

aa. Yen Advance. As used herein, “Yen Advance” shall mean any Advance made to Borrower in Japanese Yen.

2. Interest Rate Options.

a. Interest Rates for U.S. Dollar Advances. For each U.S. Dollar Advance, Borrower shall have the following options regarding the interest rate to be paid by Borrower on such Advance under the Loan Agreement:

(1)	A rate equal to Two and One Quarter percent (2.25%) above Bank’s LIBOR, (the “U.S. LIBOR Rate”), which U.S. LIBOR Rate shall be in effect during the relevant Interest Period; or

(2)	A rate equal to the Prime Rate (as defined in the Loan Agreement) and quoted from time to time by Bank as such rate may change from time to time (the “U.S. Base Rate”).

b. Interest Rates for Euro Advances. For each Euro Advance, Borrower shall pay interest at a rate equal to Two and One Quarter percent (2.25%) above Bank’s LIBOR, (the “Euro Rate”), which Euro Rate shall be in effect during the relevant Interest Period.

c. Interest Rates for Won Advances. For each Won Advance made to Borrower, Borrower shall have the following options regarding the interest rate to be paid by Borrower on such Advance under the Loan Agreement:

(1)	A rate equal to Two and One Quarter percent (2.25%) above Bank’s TIBOR, (the “TIBOR Rate”), which TIBOR Rate shall be in effect during the relevant Interest Period; or

(2)	A rate equal to Two and One Quarter percent (2.25%) above Bank’s SIBOR, (the “SIBOR Rate”), which SIBOR Rate shall be in effect during the relevant Interest Period.

d. Interest Rates for Yen Advances. For each Yen Advance, Borrower shall pay interest at a rate equal to the TIBOR Rate, which shall be in effect during the relevant Interest Period.

3. Minimum Advance. The minimum amount for any U.S. Dollar Advance will not be less than Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000). The amount of any Alternative Currency Advance shall be such that the U.S. Dollar Equivalent of such Alternative Currency Advance will not be less than Two Hundred and Fifty Thousand and 00/100 Dollars ($250,000).

4. Maximum Number of Applicable Interest Rates and Interest Periods. The aggregate number of Applicable Interest Rates and Interest Periods at any time in effect hereunder shall not exceed ten (10).

5. Payment of Interest on Advances. Interest on each Advance shall be payable pursuant to the terms of the Loan Agreement. Interest on each Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

6. Bank’s Records Re: Advances. With respect to each Advance, Bank is hereby authorized to note the date, principal amount, interest rate and any Interest Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Loan Agreement, which notations shall be prima facie evidence of the accuracy of the information noted.

7. Selection/Conversion of Interest Rate Options for U.S. Dollar Advances. At the time any U.S. Dollar Advance is requested under the Loan Agreement and/or Borrower wishes to select the U.S. LIBOR Rate for all or a portion of the outstanding principal balance of U.S. Dollar Advances under the Loan Agreement, and at the end of each applicable Interest Period, Borrower shall give Bank a notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the U.S. LIBOR Rate is selected, the length of the applicable Interest Period. Any such notice may be given by telephone so long as, with respect to each U.S. LIBOR Advance requested by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Interest Period. For each U.S. LIBOR Rate requested hereunder, Bank will quote the fixed Applicable Interest Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Interest Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a U.S. LIBOR Advance to be selected on such day. If no specific designation of interest is made at the time any U.S. Dollar Advance is requested under the Loan Agreement or at the end of any Interest Period, Borrower shall be deemed to have selected the U.S. Base Rate for such U.S. Dollar Advance or the principal amount to which such Interest Period applied. At any time the U.S. LIBOR Rate is in effect, Borrower may, at the end of the applicable Interest Period, convert to the U.S. Base Rate. At any time the U.S. Base Rate is in effect, Borrower may convert to the U.S. LIBOR Rate, and shall designate an Interest Period.

8. Selection of Interest Rate Options for Alternative Currency Advances. At the time any Alternative Currency Advance is requested under the Loan Agreement, and at the end of each applicable Interest Period, Borrower shall give Bank a notice specifying (a) the interest rate option selected by Borrower, if such an option is available; (b) the principal amount and type of Alternative Currency subject thereto; and (c) the length of the applicable Interest Period. Any such notice may be given by telephone so long as, with respect to each Alternative Currency Advance requested by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., Eastern Time, two Business Days prior to the first day of the Interest Period. For each Alternative Currency Advance requested by Borrower, Bank will quote the fixed Applicable Interest Rate to Borrower at approximately 10:00 a.m., Easter Time, two Business Days prior to the first day of the Interest Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit such Alternative Currency Advance to be made within the next two Business Days. If no specific designation of interest is made at the end of any Interest Period applicable to an Alternative Currency Advance, Borrower shall be deemed to have requested a U.S. Dollar Advance in the amount of the U.S. Dollar Equivalent of the principal amount of such Alternate Currency Advance plus any accrued and unpaid interest due thereof, which U.S. Dollar Advance shall bear interest at the U.S. Base Rate plus three percent.

9. Prepayment. If (i) any payment or prepayment of any outstanding principal balance of any Advance to which an Interest Period is applicable, shall occur on any day other than the last day of such Interest Period (whether voluntarily, by acceleration, required payment, or otherwise), (ii) Borrower elects the U.S. LIBOR Advance or an Alternative Currency Advance in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable Interest Period, Borrower revokes such election for any reason whatsoever, (iii) the applicable interest rate in respect of any outstanding U.S. Dollar Advances shall be changed, for any reason whatsoever, from the U.S. LIBOR Rate to the U.S. Base Rate prior to the last day of the applicable Interest Period, or (iv) if Borrower shall fail to make any payment of principal or interest hereunder at any time with respect to any Advance, other than as U.S. Base Rate Advance to which an Interest Period is applicable, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the Applicable Interest Rate for such outstanding principal balance under the Loan Agreement, as provided in this Addendum, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable interbank market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Loan Agreement hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Loan Agreement and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund the outstanding principal balance of the Loan Agreement hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. The outstanding principal balance of any U.S. Base Rate Advance under the Loan Agreement may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY ADVANCE, OTHER THAN U.S. BASE RATE ADVANCES, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY SUCH ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE LOAN AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH SUCH ADVANCE PURSUANT TO THE LOAN AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

BORROWER’S INITIALS

10. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of any Advance to which an Interest Period is applicable, prior to the last day of such Interest Period for any reason, including, without limitation, termination of the Loan Agreement, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of an Interest Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of any requested Advance, other than a U.S. Base Rate Advance.

11. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of any Advance(s) (other than U.S. Base Rate Advances) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Loan Agreement.

12. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of Advances. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets, or any other applicable interbank markets, shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any Interest Period, to determine or charge interest rates based upon LIBOR, TIBOR or SIBOR, Bank shall give notice of such circumstances to Borrower and:

(i)	In the case of an Interest Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of such Interest Period; and

(ii)	No such Interest Period may be designated thereafter until Bank determines that such would be practical.

13. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a U.S. LIBOR Advance or Alternative Currency Advance or to Bank’s obligation to make such Advances, or any reduction in any amount receivable by Bank hereunder with respect to any such Advance or Applicable Interest Rate or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any such Advance (other than taxes imposed on the overall net income of Bank for any such Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends such Advance); (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any such Advance or any deposits referred to in the definitions of LIBOR, SIBOR and TIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

14. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

BORROWER:	BANK:

NANOMETRICS INCORPORATED	COMERICA BANK

By:	By:

Title:	Title:

GUARANTORS:

ACCENT OPTICAL TECHNOLOGIES NANOMETRICS, INC.

By:

Title:

NANOMETRICS IVS DIVISION, INC.

By:

Title: